Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “First Amendment”) is entered into as of this 6th day of June, 2016 (the “Effective Date”), by and between PIEDMONT 5 WALL STREET BURLINGTON, LLC, a Delaware limited liability company (as successor in interest to Burlington Office Park V Limited Partnership, “Landlord”), and DEMANDWARE, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant are parties to a Lease dated May 28, 2010 (the “Lease”) pursuant to which Tenant leases 31,546 rentable square feet of space consisting of the second (2nd) floor (the “Existing Premises”) in the office building located at 5 Wall Street, Burlington, Massachusetts (the “Building”); and

WHEREAS, the term of the Lease is scheduled to expire on July 31, 2017; and

WHEREAS, Tenant, as sublessee, and EarthLink, LLC, a Delaware limited liability company (“EarthLink”), as sublandlord, are parties to a Sublease dated January 25, 2012 (as amended, the “EarthLink Sublease”) pursuant to which Tenant subleases 38,014 rentable square feet on the fifth (5th) floor of the Building and 37,481 rentable square feet on the sixth (6th) floor of the Building (together, the “EarthLink Sublease Premises”); and

WHEREAS, the term of the EarthLink Sublease is scheduled to expire on October 31, 2019; and

WHEREAS, Tenant, as sublessee, and Ascend Learning LLC, a Delaware limited liability company (“Ascend”), as sublandlord, are parties to a Sublease dated December 30, 2014 (the “Ascend Sublease”) pursuant to which Tenant subleases 9,650 rentable square feet on the fourth (4th) floor of the Building (the “Ascend Sublease Premises”); and

WHEREAS, the term of the Ascend Sublease is scheduled to expire on October 31, 2019; and

WHEREAS, there are currently 818 parking spaces available to the Building, of which 62 parking spaces have been allocated from an adjoining property pursuant to an easement. Ascend currently has the right to use 244 parking spaces, of which 5 are reserved parking spaces (the “Ascend Parking Allotment”). Tenant currently has the right to use 406 parking spaces, of which 6 are reserved parking spaces (the “EarthLink Parking Allotment”) pursuant to the EarthLink Sublease. Tenant has the right to use all other parking spaces allocated to the Building, including 8 of such parking spaces on a reserved basis; and

WHEREAS, Landlord and Tenant wish to expand the premises Tenant leases in Building in phases to include the entire rentable square footage of the Building, including the spaces currently occupied by Tenant under the EarthLink Sublease and the Ascend Sublease, and also to extend the Lease Term, all on the terms and conditions hereinafter contained.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Landlord and Tenant agree as follows:

1. Existing Premises Rent Obligations. Except as otherwise expressly provided herein and under the Lease, Tenant shall remain obligated for all Fixed Rent and additional rent due to Landlord under the Lease for the Existing Premises through July 31, 2017.

2. Existing Premises Term Extension. The term of the Lease for the Existing Premises is hereby extended until July 31, 2029 (the “Lease Expiration Date”), subject to the early termination rights in Section 9 below.

3. Fourth Floor Ascend Premises.

a. Demise. Commencing on the date (the “Fourth Floor Ascend Premises Commencement Date”) that is the later of (i) delivery of the Ascend Expansion Premises (defined below) in accordance with the terms of this Section (the “Ascend Expansion Premises Delivery Condition”); or (ii) January 1, 2017, Landlord leases to Tenant, and Tenant leases and accepts from Landlord, for the term and upon the conditions hereinafter provided, (a) the Ascend Sublease Premises, and (b) Thirteen Thousand Seventy-six (13,076) rentable square feet of space on the fourth (4th) floor of the Building, outlined on the floor plan attached hereto and incorporated herein by reference as Exhibit A (the “Ascend Expansion Premises”, and together with the Ascend Sublease Premises, the “Fourth Floor Ascend Premises”). As of the Fourth Floor Ascend Premises Commencement Date, all references to the “Premises” in the Lease shall mean the Existing Premises and the Fourth Floor Ascend Premises, a total of Fifty-Four Thousand Two Hundred Seventy-two (54,272) rentable square feet. Landlord shall deliver to Tenant the Ascend Expansion Premises broom clean, free of all occupants, and otherwise in their as is condition, except that Landlord shall demise the Ascend Expansion Premises at Landlord’s sole cost and expense and in a comparable manner to current demising walls in the Building. Landlord warrants that on the Fourth Floor Ascend Premises Commencement Date, the roof, all structural elements of the Building, and all HVAC, mechanical, electrical, lighting, plumbing and life safety systems serving the Fourth Floor Ascend Premises will be in good working order.

b. Late Delivery. Landlord shall use diligent efforts to deliver the Ascend Expansion Premises to Tenant in the Ascend Expansion Premises Delivery Condition by January 1, 2017 (“Ascend Expansion Premises Target Date”). In the event that Landlord does not deliver the Ascend Expansion Premises to Tenant in the Ascend Expansion Premises Delivery Condition on or before the Ascend Expansion Premises Target Date, Tenant shall be entitled to the following remedies:

i. Effective as of February 1, 2017, Tenant shall be entitled to an abatement of rent equal to one (1) day of Fixed Rent for the Ascend Expansion Premises for every one (1) day delayed after January 31, 2017 until the earlier of (i) the date the Ascend Expansion Premises is delivered to Tenant in the Ascend Expansion Premises Delivery Condition, or (ii) March 31, 2017; and

ii If Landlord has not delivered the Ascend Expansion Premises to Tenant in the Ascend Expansion Premises Delivery Condition on or before April 1, 2017, Tenant shall be entitled to an abatement of rent equal to two (2) days of Fixed Rent for the Ascend

Expansion Premises for every one (1) day delayed after March 31, 2017 until the Ascend Expansion Premises is delivered to Tenant in the Ascend Expansion Premises Delivery Condition; and

iii. In addition to the foregoing, in the event that Landlord does not deliver the Ascend Expansion Premises to Tenant in the Ascend Expansion Premises Delivery Condition on or before the Ascend Expansion Premises Target Date, then, Tenant shall be entitled to an additional abatement of rent equal to the net (i.e. net of the costs and expenses, including attorneys’ fees, incurred by Landlord in obtaining such Ascend Expansion Premises Hold Over Premium) amount of any Ascend Expansion Premises Hold Over Premium received by Landlord from such hold over occupant, when and if Landlord receives any such payment. For the purposes hereof, the term “Ascend Expansion Premises Hold Over Premium” shall be defined as the amount (if any) which a hold over occupant of any portion of the Ascend Expansion Premises actually pays to Landlord in respect of its hold over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold over at the same rental rate as such tenant was required to pay during the last month of its tenancy. Landlord shall exercise commercially reasonable efforts to promptly obtain possession of the Ascend Expansion Premises, including pursuing legal action if appropriate.

c. Fourth Floor Ascend Premises Term. The term of the Lease for the Fourth Floor Ascend Premises shall commence on the Fourth Floor Ascend Premises Commencement Date and shall expire on the Lease Expiration Date.

d. Fixed Rent for the Fourth Floor Ascend Premises and the Premises.

i. Commencing on the Fourth Floor Ascend Premises Commencement Date, Tenant shall pay Fixed Rent for the Fourth Floor Ascend Premises at the initial annual rate of Thirty-Four and 00/100 Dollars ($34.00) per rentable square foot (exclusive of electricity which is payable by Tenant pursuant to Exhibit D, Paragraph IX of the Lease), in legal tender, payable initially in equal monthly installments of Sixty-four Thousand Three Hundred Ninety and 33/100 Dollars ($64,390.33), in accordance with the following schedule and all as more fully provided in Sections 4.1 and 4.3 of the Lease:

Period	Per RSF	Monthly Fixed Rent
Fourth Floor Ascend Premises Commencement Date-5/31/17	$34.00	$64,390.33
6/1/17-7/31/17	$34.75	$65,810.71

ii. As of August 1, 2017, Tenant shall pay Fixed Rent for the Premises (meaning 54,272 rentable square feet, consisting of the Existing Premises, the Ascend Sublease Premises, and the Ascend Expansion Premises), at the initial annual rate of Thirty-Four and 75/100 Dollars ($34.75) per rentable square foot (exclusive of electricity which is payable by Tenant pursuant to Exhibit D, Paragraph IX of the Lease), in legal tender, at Landlord’s office, at an annualized sum in the amount of One Million Eight Hundred Eighty-five Thousand Nine Hundred Fifty-two and 04/100 Dollars ($1,885,952.04), payable in equal monthly installments of One Hundred Fifty-seven Thousand One Hundred Sixty-two and 67/100 Dollars ($157,162.67), in accordance with the following schedule and all as more fully provided in Sections 4.1 and 4.3 of the Lease:

Period	Per RSF	Monthly Fixed Rent	Annualized Fixed Rent
8/1/17-5/31/18	$34.75	$157,162.67	$1,885,952.04
6/1/18-5/31/19	$35.50	$160,554.67	$1,926,656.04
6/1/19-10/31/19	$36.25	$163,946.67	$1,967,360.04

Notwithstanding the foregoing, in the event the Fourth Floor Ascend Premises Commencement Date has not occurred by August 1, 2017, commencing August 1, 2017, Tenant shall pay Fixed Rent for the Premises it then leases (including the Ascend Sublease Premises) at an annual rate of $34.75 per rentable square foot until the Fourth Floor Ascend Premises Commencement Date occurs.

e. Operating Costs and Real Estate Taxes for Premises. Commencing on January 1, 2018, Tenant shall pay to Landlord Tenant’s Share of increases in Operating Costs for the Premises in accordance with the provisions of Section 4.2 of the Lease; except that the (i) real estate taxes shall be allocated to Tenant independently from Operating Costs as more fully provided in Section 12.c below; (ii) Base Operating Costs shall be Landlord’s Operating Costs for calendar year 2017, and (iii) Base real estate taxes shall be real estate taxes for the Building for calendar year 2017. Commencing on the later of (A) January 1, 2018, and (b) the Fourth Floor Ascend Premises Commencement Date, Tenant’s pro rata share of the Building shall mean Twenty-Nine and 87/100 percent (29.87%).

e. Parking. As of the Fourth Floor Ascend Premises Commencement Date, Tenant’s Parking Allotment shall be increased by 77 unreserved parking spaces and 1 reserved parking space.

4. EarthLink Sublease Premises.

a. Demise. Commencing on November 1, 2019 (the “EarthLink Sublease Premises Commencement Date”), Landlord leases to Tenant, and Tenant leases and accepts from Landlord, for a term and upon the conditions hereinafter provided, the EarthLink Sublease Premises, which are already occupied by Tenant pursuant to the EarthLink Sublease. As of November 1, 2019, all references to the “Premises” in the Lease shall mean the Existing Premises, the Fourth Floor Ascend Premises, and the EarthLink Sublease Premises, a total of One Hundred Twenty-Nine Thousand Seven Hundred Sixty-seven (129,767) rentable square feet. Landlord warrants that on the EarthLink Sublease Premises Commencement Date, the roof, all structural elements of the Building, and all HVAC, mechanical, electrical, lighting, plumbing and life safety systems serving the EarthLink Sublease Premises will be in good working order.

b. EarthLink Sublease Premises Term. The term of the Lease for the EarthLink Sublease Premises shall commence on the EarthLink Sublease Premises Commencement Date and shall expire on the Lease Expiration Date.

c. Fixed Rent for the Premises. Commencing on the EarthLink Sublease Premises Commencement Date, Tenant shall pay Fixed Rent for the Premises at the initial annual rate of Thirty-Six and 25/100 Dollars ($36.25) per rentable square foot (exclusive of electricity which is payable by Tenant pursuant to Exhibit D, Paragraph IX of the Lease), in legal tender, the annualized sum of Four Million Seven Hundred Four Thousand Fifty-three and 75/100 Dollars ($4,704,053.75), payable in equal monthly installments of Three Hundred Ninety-Two Thousand Four and 48/100 Dollars ($392,004.48), in accordance with the following schedule and all as more fully provided in Sections 4.1 and 4.3 of the Lease:

Period	Per RSF	Monthly Fixed Rent	Annual Fixed Rent
EarthLink Sublease Premises Commencement Date-5/31/20	$36.25	$392,004.48	$4,704,053.75
6/1/20-5/31/21	$37.00	$400,114.92	$4,801,379.04
6/1/21-6/30/21	$37.75	$408,225.35	$4,898,704.20

d. Operating Costs and Real Estate Taxes for Premises. Commencing on the EarthLink Sublease Premises Commencement Date, Tenant’s pro rata share of the Building for Operating Costs and real estate taxes shall increase to Seventy-One and 43/100 percent (71.43%).

e. Parking. As of the EarthLink Sublease Premises Commencement Date, Tenant’s Parking Allotment shall be increased by the EarthLink Parking Allotment.

5. Third and Fourth Floors Ascend Premises.

a. Demise. Commencing on the date (the “Third and Fourth Floors Ascend Premises Commencement Date”) that is the later of (i) delivery of the Third and Fourth Floors Ascend Premises in accordance with the terms of this Section (the “Third and Fourth Floors Ascend Premises Delivery Condition”); or (ii) July 1, 2021, Landlord leases to Tenant, and Tenant leases and accepts from Landlord, for a term and upon the conditions hereinafter provided Fifty-One Thousand Nine Hundred Thirteen (51,913) rentable square feet of space consisting of the entire third (3rd) and part of the fourth (4th) floors of the Building, outlined on the floor plans attached hereto and incorporated herein by reference as Exhibit B (“Third and Fourth Floors Ascend Premises”). As of July 1, 2021, all references to the “Premises” in the Lease shall mean the Existing Premises, the Fourth Floor Ascend Premises, the EarthLink Sublease Premises, and the Third and Fourth Floor Ascend Premises, a total of One Hundred Eighty-One Thousand Six Hundred Eighty (181,680) rentable square feet. Landlord shall deliver to Tenant the Third and Fourth Floors Ascend Premises broom clean, free of all occupants, and otherwise in their as-is condition. Landlord warrants that on the Third and Fourth Floors Ascend

Premises Commencement Date, the roof, all structural elements of the Building, and all HVAC, mechanical, electrical, lighting, plumbing and life safety systems serving the Third and Fourth Floors Ascend Premises will be in good working order.

b. Late Delivery. Landlord shall use diligent efforts to deliver the Third and Fourth Floors Ascend Premises to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition by July 1, 2021 (“Third and Fourth Floors Ascend Premises Target Date”). In the event that Landlord does not deliver the Third and Fourth Floors Ascend Premises to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition on or before the Third and Fourth Floors Ascend Premises Target Date, then, Tenant shall be entitled to the following remedies:

i. Effective as of August 1, 2021, Tenant shall be entitled to an abatement of rent equal to one (1) day of Fixed Rent for the Third and Fourth Floors Ascend Premises for every one (1) day delayed after July 31, 2021 until the earlier of (i) the date the Third and Fourth Floors Ascend Premises is delivered to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition, or (ii) September 30, 2021; and

ii. If Landlord has not delivered the Third and Fourth Floors Ascend Premises to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition on or before October 1, 2021, Tenant shall be entitled to an abatement of rent equal to two (2) days of Fixed Rent for the Third and Fourth Floors Ascend Premises for every one (1) day delayed after September 30, 2021 until the Third and Fourth Floors Ascend Premises is delivered to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition; and

iii. In the event that Landlord does not deliver the Third and Fourth Floors Ascend Premises to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition on or before the Third and Fourth Floors Ascend Premises Target Date, then, commencing on the Third and Fourth Floors Ascend Premises Target Date Tenant shall be entitled to an additional abatement of rent equal to the net (i.e. net of the costs and expenses, including attorneys’ fees, incurred by Landlord in obtaining such Third and Fourth Floors Ascend Premises Hold Over Premium) amount of any Third and Fourth Floors Ascend Premises Hold Over Premium received by Landlord from such hold over occupant, when and if Landlord receives any such payment. For the purposes hereof, the term “Third and Fourth Floors Ascend Premises Hold Over Premium” shall be defined as the amount (if any) which a hold over occupant of any portion of the Third and Fourth Floors Ascend Premises actually pays to Landlord in respect of its hold over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold over at the same rental rate as such tenant was required to pay during the last month of its tenancy; and

iv. If Landlord has not delivered the Third and Fourth Floors Ascend Premises to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition on or before February 1, 2022, then Tenant shall have the right to (i) terminate this First Amendment with respect to the Third and Fourth Floors Ascend Premises by written notice given to Landlord on or before March 1, 2022, time being of the essence with respect hereto, whereupon only this First Amendment and all provisions hereof with respect to the Third and Fourth Floors Ascend Premises shall be null and void on the date that is thirty (30) days after the giving of such written notice, but the remainder of this First Amendment shall continue in full force and effect; or (ii) terminate the Lease in its entirety by giving written notice to Landlord on or before March 1, 2022, with a stated termination date which shall be within the dates of March 1, 2023, and July 1, 2023, whereupon the Lease shall be null and void as of the termination date stated in Tenant’s notice.

If Tenant elects not to exercise any of its remedies set forth above, (A) as of July 1, 2021, Tenant shall pay Fixed Rent for the Premises it then leases at $37.75 per rentable square foot and continuing in accordance with the schedule noted in subsection 5.d below, and (B) such election shall not relieve Landlord of its obligation to continue to use diligent efforts to deliver the Third and Fourth Floors Ascend Premises to Tenant in the Third and Fourth Floors Ascend Premises Delivery Condition as expeditiously as possible. Landlord shall exercise commercially reasonable efforts to promptly obtain possession of the Third and Fourth Floors Ascend Premises, including pursuing legal action if appropriate.

c. Term. The term of the Lease for Third and Fourth Floors Ascend Premises shall commence on the Third and Fourth Floors Ascend Premises Commencement Date and shall expire on the Lease Expiration Date.

d. Fixed Rent for the Premises. Commencing on the Third and Fourth Floors Ascend Premises Commencement Date, Tenant shall pay Fixed Rent for the Premises at the initial annual rate of Thirty-Seven and 75/100 Dollars ($37.75) per rentable square foot (exclusive of electricity which is payable by Tenant pursuant to Exhibit D, Paragraph IX of the Lease), in legal tender, the annualized sum of Six Million Eight Hundred Fifty-eight Thousand Four Hundred Twenty and 00/100 Dollars ($6,858,420.00), payable in equal monthly installments of Five Hundred Seventy-one Thousand Five Hundred Thirty-five and 00/100 Dollars ($571,535.00), in accordance with the following schedule and all as more fully provided in Sections 4.1 and 4.3 of the Lease:

Period	Per RSF	Monthly Fixed Rent	Annual Fixed Rent
Third and Fourth Floors Ascend Premises Commencement Date-5/31/22	$37.75	$571,535.00	$6,858,420.00
6/1/22-5/31/23	$38.50	$582,890.00	$6,994.680.00
6/1/23-5/31/24	$39.25	$594,245.00	$7,130,940.00
6/1/24-5/31/25	$40.00	$605,600.00	$7,267,200.00
6/1/25-5/31/26	$40.75	$616,955.00	$7,403,460.00
6/1/26-5/31/27	$41.50	$628,310.00	$7,539,720.00
6/1/27-5/31/28	$42.25	$639,665.00	$7,675,980.00
6/1/28-5/31/29	$43.00	$651,020.00	$7,812,240.00
6/1/29-7/31/29	$43.75	$662,375.00	$7,948,500.00

Notwithstanding the foregoing, in the event the Third and Fourth Floor Ascend Premises Commencement Date has not occurred by July 1, 2021, commencing July 1, 2021, Tenant shall pay Fixed Rent for the Premises it then leases at $37.75 per rentable square foot and continuing in accordance with the schedule shown above.

e. Operating Costs and Real Estate Taxes for Premises. Commencing on the Third and Fourth Floors Ascend Premises Commencement Date, Tenant’s pro rata share of the Building for Operating Costs and real estate taxes shall increase to One Hundred and 00/100 percent (100.00%). Notwithstanding the foregoing, in the event that Tenant leases less than 100% of the Building pursuant to the terms of this Lease, Tenant’s pro rata share of the Building for Operating Costs and real estate taxes shall be adjusted to a ratio, the numerator of which is the amount of square feet of the Building Tenant leases, and the denominator is 181,680 square feet.

f. Parking. As of the Third and Fourth Floors Ascend Premises Commencement Date, Tenant’s Parking Allotment shall be increased by one hundred sixty-two (162) unreserved parking spaces and four (4) reserved parking spaces, which amounts to the total parking spaces available for use by the Building. Exhibit E, attached hereto, reflects all of the parking lots and areas available for use by the Building. Notwithstanding the fact that Tenant will be entitled to 100% of the parking areas serving the Building, the parties acknowledge that, depending upon its employee headcount and other factors, Tenant may not need all of the parking allocated to the Building. Accordingly, Landlord may request that Tenant allow Landlord to use Parking Lot C (as shown on Exhibit E). Each such request shall specify the portion of Parking Lot C Landlord desires to use, the parties who will use it, the nature of the contemplated use (weekday vs. weekend, day vs. night, overflow from the rest of the park vs. temporary storage of vehicles from other areas, etc.) and the duration of Landlord’s proposed use. Tenant shall grant or deny each such Landlord request in its commercially reasonable discretion. By way of example but not of limitation, it shall be commercially reasonable for Tenant to deny Landlord’s request if such request would interfere with the safety of Tenant’s employees in or around the Building’s parking areas. If Tenant approves any such request, and thereafter Tenant, in its commercially reasonable discretion, determines that Tenant needs any or all of such parking spaces on Parking Lot C for its own use or that Landlord’s use of any or all of such parking spaces on Parking Lot C is unacceptable to Tenant and such unacceptable use cannot be remedied, Tenant shall have the right to withdraw its approval and recapture any and all of such parking spaces on Parking Lot C by providing Landlord not less than thirty (30) days’ prior written notice of its intention to recapture some or all of such spaces on Parking Lot C.

6. Improvements to the Premises.

a. Tenant agrees to accept the Fourth Floor Ascend Premises, the EarthLink Sublease Premises, and the Third and Fourth Floors Ascend Premises (each, an “Expansion Premises”) in their “as is” condition as of the respective delivery dates, subject to the expansion premises being in the Ascend Expansion Premises Delivery Condition and the Third and Fourth Floors Ascend Premises Delivery Condition, respectively, as required hereunder. Landlord shall reimburse Tenant up to the amount of the Tenant Allowance (hereafter defined) for improvements and modifications to the Existing Premises and respective Expansion Premises (including any soft costs relating thereto), which improvements and modifications shall only be made after Tenant complies with the provisions of Section 6.1.15 of the Lease, as modified by this First Amendment. Tenant understands that the modifications to the Existing Premises and each Expansion Premises will take place while Tenant is in possession of the Existing Premises and the respective Expansion Premises. Provided that no uncured default then exists, Landlord shall reimburse Tenant from the Tenant Allowance for the cost of improvements made to the Premises, provided that such reimbursement shall not exceed, in the aggregate, the Tenant Allowance. The Tenant Allowance shall be available to Tenant in monthly installments upon timely submission of Tenant’s statement with all required lien waivers and certificates as provided below as construction of the improvements to the Premises progresses and Tenant incurs expenses toward which the Tenant Allowance may be applied. Each statement delivered by Tenant shall show, in reasonable detail, all costs incurred and shall be accompanied by the general contractor’s requisition and a lien waiver from the general contractor, certifying that all payments then due such contractor and to subcontractors, laborers, materialmen and subcontractors under it have been made, except the amounts then being requisitioned. All contract documents and requisitions submitted by Tenant for reimbursement from the Tenant Allowance relating to design and construction shall be in the then current AIA format. Disbursement shall be made from the Tenant Allowance on or before thirty (30) days after Landlord receives Tenant’s complete and correct statements with all required supporting documentation. In the event any portion of the Tenant Allowance is not used by Tenant for the above-described improvements within thirty-six (36) months after the Third and Fourth Floors Ascend Premises Commencement Date, Tenant shall forfeit any right it may have to such unused portion of the Tenant Allowance.

b. The “Tenant Allowance” shall mean the aggregate of (i) Nine Hundred Nine Thousand Forty and 00/100 Dollars ($909,040.00), available after October 1, 2016; (ii) Six Hundred Thirty Thousand Nine Hundred Twenty and 00/100 Dollars ($630,920.00), available after March 1, 2017; (iii) One Million Five Hundred Nine Thousand Nine Hundred and 00/100 Dollars ($1,509,900.00), available after November 1, 2019 (the “EarthLink Sublease Premises Allowance”); and (iv) Two Hundred Forty-eight Thousand Eight Hundred Seventy-eight and 00/100 Dollars ($248,878.00) (the “Third and Fourth Floors Ascend Premises Allowance”) (which is the present value calculation of Two Million Seventy-six Thousand Five Hundred Twenty and 00/100 Dollars ($2,076,520.00), as reduced by the Ascend Termination Fee (as hereinafter defined) which Landlord will have paid prior to such date), available after July 1, 2021. Tenant shall have the right to elect to have a portion or all of the Tenant Allowance disbursed prior to the dates set forth in subsections (i) through (iv) herein, provided, however, that Tenant shall pay interest to Landlord, as additional rent, on such early disbursed funds at the rate of nine percent (9%) per annum from the date of the disbursement until the scheduled disbursement date.

c. In the event that (i) Landlord fails to disburse any Tenant Allowance after Tenant has complied with all Landlord requirements relating thereto within thirty (30) days after request from Tenant (including increasing the Letter of Credit by the appropriate amount), and (ii) after the expiration of such thirty (30) day period Tenant provides a second request therefor and Landlord fails to make such payment to Tenant within ten (10) days after Landlord’s receipt of such second request, Tenant shall have the right to offset against Fixed Rent next coming due the amount of Tenant Allowance Landlord failed to disburse, plus interest at the Agreed Interest Rate.

7. Extension Option. Exhibits F and H of the Lease shall apply to the entire Premises (i.e., the Existing Premises and each Expansion Premises), except that: (i) the “Extended Term” shall be one (1) ten (10) year period (instead of three (3) years); and (ii) Tenant must notify Landlord of its exercise of such Extension Option at least eighteen (18) months prior to the Lease Expiration Date.

8. Right of First Offer.

a. Beginning on January 1, 2017, and continuing until June 30, 2019 (the “ROFO Window”), Tenant shall have a first right of offer to lease available space in the buildings located at 5 and 15 Wayside Road, Burlington, Massachusetts, (each owned by an affiliate of Landlord, Piedmont 5 & 15 Wayside, LLC, a Delaware limited liability company, referred to herein as the “ROFO Landlord”) (the “Additional Space”), provided:

i. This right of first offer is subordinate to the rights of (i) the current tenants in the Additional Space to renew, extend or otherwise negotiate a new lease or extension for the Additional Space, or (ii) all future tenants in such space, to renew or extend their leases; and (iii) existing tenants in either 5 or 15 Wayside Road that have rights to the Additional Space as of the date of execution of this Lease (each, a “Prior Right”). Each party currently holding superior rights to the Additional Space is listed on Exhibit C, attached hereto and made a part hereof. ROFO Landlord represents and warrants that except as shown on Exhibit C, no party currently has rights superior to Tenant with respect to any Additional Space;

ii. Tenant is not in default under this Lease, beyond any applicable notice and cure period at the time the Additional Space becomes available;

iii. Tenant has not previously assigned the Lease or sublet more than twenty-five percent (25%) of the Premises;

iv. This right of first offer shall only be applicable if 5 and/or 15 Wayside Road, Burlington, Massachusetts, as applicable, are owned or controlled by an affiliate of Landlord; and

v. Tenant must lease all of the Additional Space offered.

b. In the event that Additional Space comes available during the ROFO Window, the parties shall proceed as follows:

i. ROFO Landlord shall give Tenant written notice (“ROFO Landlord’s ROFO Notice”) promptly, and in any case within fifteen (15) days, after ROFO Landlord determines that an Additional Space will become available for reletting to Tenant and any applicable Prior Rights have lapsed or been waived. ROFO Landlord’s ROFO Notice shall set forth (i) the size, configuration and exact location of the Additional Space, (ii) ROFO Landlord’s quotation of a proposed annual fixed rent for the Additional Space, (iii) the date on which it is estimated that the Additional Space will be available for actual delivery to Tenant (the “Estimated ROFO Commencement Date”) and (iv) all other material terms and conditions which will apply to the Additional Space; provided, however, that an early termination option, if any, and the term of the Lease for the Additional Space shall be negotiated in good faith between the parties;

ii. Upon receipt of a ROFO Landlord’s ROFO Notice, Tenant shall have the right, exercisable by written notice (“Tenant’s ROFO Exercise Notice”) delivered to ROFO Landlord within (A) thirty (30) days after Tenant’s receipt of ROFO Landlord’s ROFO Notice if the Additional Space is for a floor or more, and (B) ten (10) business days if the Additional Space is for less than a floor, to elect either (i) to lease all of the Additional Space on the terms set forth in ROFO Landlord’s ROFO Notice, (ii) to lease all of the Additional Space, but reject the quotation of annual fixed rent set forth in ROFO Landlord’s ROFO Notice and set forth Tenant’s good faith determination of the annual fixed rent for the Additional Space (the “Tenant’s Determination”), or (iii) reject ROFO Landlord’s ROFO Notice. If Tenant fails timely to give Tenant’s ROFO Exercise Notice, Tenant shall be deemed to have rejected ROFO Landlord’s ROFO Notice and Tenant will have no further right to lease such Additional Space pursuant to this Section 8(b)(ii). If Tenant timely delivers the Tenant’s ROFO Exercise Notice that accepts the terms of ROFO Landlord’s ROFO Notice, or if Tenant timely delivers the Tenant’s ROFO Exercise Notice which rejects ROFO Landlord’s quotation of annual fixed rent but does not set forth the Tenant’s Determination, ROFO Landlord shall lease and demise to Tenant and Tenant shall lease from ROFO Landlord such Additional Space, upon the terms set forth in ROFO Landlord’s ROFO Notice and otherwise upon all of the same terms and conditions of the Lease except as otherwise hereinafter set forth. If Tenant shall timely deliver the Tenant’s ROFO Exercise Notice which rejects ROFO Landlord’s quotation of the annual fixed rent for the Additional Space and sets forth a Tenant’s Determination, then ROFO Landlord shall have a period of ten (10) days to (1) accept the Tenant’s Determination as the annual fixed rent for the Additional Space, or (2) reject Tenant’s Determination of the annual fixed rent for the Additional Space. If ROFO Landlord timely accepts Tenant’s Determination, then ROFO Landlord shall lease and demise to Tenant and Tenant shall lease from ROFO Landlord, such Additional Space, upon the terms set forth in ROFO Landlord’s ROFO Notice but with the annual fixed rent for the Additional Space as set forth in Tenant’s Determination and otherwise upon all of the same terms and conditions of this Lease except as otherwise set forth in this Lease. If ROFO Landlord fails to timely respond to Tenant’s Determination, ROFO Landlord will be deemed to have rejected the Tenant’s Determination; and

iii. If Landlord rejects or is deemed to have rejected the Tenant’s Determination, then the annual fixed rent for the Additional Space shall be determined in the manner set forth in Exhibit H of the Lease.

c. Holdover Tenants. If Tenant shall timely exercise its rights under this Section 8 with respect to the Additional Space designated in Landlord’s ROFO Notice and if, thereafter, the then occupant of the Additional Space with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence to evict such occupant from such space and to deliver possession thereof to Tenant. In such event, the commencement of the term of Tenant’s occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold annual fixed rent or additional rent; provided, however, that Tenant shall have the right to require Landlord to pay to Tenant the net (i.e. net of the costs and expenses, including attorneys’ fees, incurred by Landlord in obtaining such ROFO Hold Over Premium) amount of any ROFO Hold Over Premium received by Landlord from such hold over occupant, when and if Landlord receives any such payment. For the purposes hereof, the term “ROFO Hold Over Premium” shall be defined as the amount (if any) which a hold over occupant of any portion of Additional Space actually pays to Landlord in respect of its hold over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold over at the same rental rate as such tenant was required to pay during the last month of its tenancy. If any such hold-over exceeds nine (9) months, then Tenant may, within ten (10) business days after such date, cancel the exercise of its option to lease the Additional Space by giving to Landlord a written cancellation notice, provided, however, that if Landlord delivers the Additional Space to Tenant on or before the date thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect.

d. Tenant executes an addendum or a new lease for the Additional Space within thirty (30) days after Landlord’s receipt of Tenant’s notice to lease the Additional Space; and

e. If Tenant fails to comply with each of the above conditions within the time specified, all time periods herein for Tenant being of the essence, at Landlord’s option this right of first offer will lapse and be of no further force and effect, and Landlord shall have the right to lease all or any part of the Additional Space to a third party under the same or any other terms and conditions. This right of first offer to lease the Additional Space is personal to Demandware, Inc. or its affiliates and is non-transferable.

9. Early Termination Option. Tenant shall have the right to terminate the Lease on July 31, 2026 (the “Early Termination Date”), provided: (a) Tenant delivers a written notice to Landlord of its intention to terminate no later than January 31, 2025, time being of the essence; (b) Tenant is not in default under the Lease from the time such notice is delivered until the Early Termination Date; and (c) Tenant delivers to Landlord, with the notice provided in (a), a payment equal to one (1) year of Monthly Fixed Rent for the premises which Tenant is leasing in the Building as of the Early Termination Date at the rate of $41.19 per rentable square foot; provided, however, that if Tenant exercises any rights under Section 13 to convert the lobby into leasable space, such payment shall be increased by an amount equal to the unamortized transaction costs (leasing commissions and improvement allowances), with interest thereon from the date of expenditure to the date of payment at nine percent (9%) per annum. Landlord shall provide Tenant with the amount of the foregoing payment within fifteen (15) days after receipt of a written request therefor from Tenant. Exercise of this Termination Option shall be irrevocable, but shall not excuse Tenant from paying all Fixed Rent and additional rent accruing through the Early Termination Date. If Tenant fails to timely exercise this Termination Option, Tenant shall be deemed to have waived all of its rights to terminate this Lease as of the Early Termination Date.

10. Ascend Contingency. The parties acknowledge and agree that this First Amendment is expressly contingent upon Landlord entering into a termination agreement with Ascend under which Ascend commits to vacate (a) the Ascend Expansion Premises on or before January 1, 2017, and (b) the Third and Fourth Floor Ascend Premises on or before July 1, 2021. As part of such termination agreement, Landlord will agree to pay Ascend a lease termination fee of One Million One Hundred Fifty Thousand and 001/00 Dollars ($1,150.000.00) (the “Ascend Termination Fee”). Landlord shall use commercially reasonable efforts to obtain such an agreement with Ascend and shall keep Tenant apprised of its efforts to do so, including making commercially reasonable efforts to notify Tenant within five (5) business days after entering into such an agreement. In the event that Landlord fails to enter such agreement by June 15, 2016, Landlord shall so notify Tenant within five (5) business days, and this First Amendment shall be null and void and of no force and effect. If Ascend fails to vacate either or both of the Ascend Sublease Premises or the Third and Fourth Floors Ascend Premises upon the date set forth therefor in the termination agreement, Landlord shall use diligent efforts to evict Ascend from such space.

11. Security Deposit/Letter of Credit.

a. As of the date of this First Amendment, Landlord is holding a letter of credit in the amount of Two Hundred Forty-seven Thousand and 00/100 Dollars ($247,000.00), and Tenant shall otherwise extend the expiration date of such letter of credit in accordance with the provisions of Section 11 of the Lease through October 31, 2019, following which such letter of credit shall expire and not be required to be renewed.

b. Contemporaneously with the execution of this First Amendment, Section 11 of the Lease shall be modified by inserting the following language as the second and third textual paragraphs of Section 11:

“Exhibit D sets forth Landlord’s projected costs (which may change from time to time) related to the Ascend Termination Fee, the Tenant Allowance and brokerage commissions to be paid as set forth in the Lease. Upon execution of this First Amendment, Tenant shall deliver to Landlord a Letter of Credit in the form specified in the first paragraph of Section 11 of the Lease in an amount equal to Eight Hundred Sixty-two Thousand Five Hundred and 00/100 Dollars ($862,500.00). In addition, not less than fifteen (15) days prior to the date Landlord funds (a) the first tranche of the Tenant Allowance to Tenant or makes the first brokerage commission payment, and (b) any subsequent tranche of the Tenant Allowance to Tenant or makes any subsequent brokerage commission payment, Tenant shall obtain and deliver to Landlord a new or amended Letter of Credit in the form specified in the first paragraph of Section 11 of the Lease in an amount equal to 75% of the total Exhibit D amounts to be disbursed. Except for the Letter of Credit described in Section 11(a) of this First Amendment, all Letters of Credit provided by Tenant hereunder shall expire not less than sixty (60) days after the Lease Expiration Date.

When Tenant’s financial statements (beginning with the 2020 calendar year) reflect positive adjusted non-GAAP operating income of more than $8,000,000 per year for any two (2) consecutive fiscal years, Tenant may reduce the Letter of Credit amount to $3,000,000. When Tenant’s financial statements (beginning with the 2020 calendar year) reflect positive adjusted non-GAAP operating income of more than $10,000,000 per year for at least two (2) consecutive fiscal years, Tenant may reduce the Letter of Credit amount to $2,000,000. When Tenant’s financial statements (beginning with the 2017 calendar year) reflect positive adjusted non-GAAP operating income of more than $10,000,000 per year for at least five (5) consecutive fiscal years, Tenant may reduce the Letter of Credit amount to $1,029,520, which shall remain in place for the duration of the lease. Additionally, with respect to the first reduction only, it shall be a condition that Tenant’s balance sheet reflects a minimum cash balance of at least $25 million. In no event shall the Letter of Credit be required to be increased following a reduction thereof. Adjusted non-GAAP operating income shall be defined as: non-GAAP operating income (as defined in the Tenant’s quarterly earnings press release) minus 50% of any contingent compensation expense related to acquisitions as disclosed in the quarterly earnings press release, for the applicable period. By way of example for the year ended December 31, 2015, reported non-GAAP operating income was $10.9 million and contingent compensation was $12 million. The adjusted non-GAAP operating income for the year ended December 31, 2015 would have been $4.9 million. If the foregoing reductions are to be accomplished through an amendment or replacement of the Letter of Credit, Landlord shall reasonably cooperate with Tenant to accomplish the same. In the event Tenant is no longer a publicly traded company, Tenant may satisfy the foregoing requirements by providing comparable financial statements and a certification of such statements by Tenant’s chief financial officer. Notwithstanding the foregoing provisions of this Section 11.b, in the event that Tenant attains an S&P rating of BBB or better, and provides written confirmation of same to Landlord, Tenant shall have no further obligation to provide a Letter of Credit to Landlord pursuant to this subsection, and Landlord will return all existing Letters of Credit within ten (10) business days after Landlord receives such confirmation.”

12. Lease Terms Modified or Deleted. The following provisions of the Lease are hereby modified or deleted:

a. Sections 1.1 and 10.4 of the Lease are hereby amended to replace the Landlord’s notice addresses with: Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, GA 30097, Attn: Asset Manager – East.

b. Article 3 of the Lease is hereby deleted in its entirety.

c. Section 4.2 is hereby modified to delete the inclusion of real estate taxes (as defined in Section 4.2) from the definition of Operating Cost, and to provide that (i) Tenant shall pay Landlord as additional rent the pass-through of increases in real estate taxes over the base year of 2017, (ii) the pass-through of increases in real estate taxes over the Base real estate taxes shall be calculated completely independently of, but in the same manner as, the pass-through of increases in Operating Cost over the Base Operating Costs, and the pass-through of any increases in real estate taxes over the Base real estate taxes shall be paid by Tenant in the same manner as the pass-through of increases in Operating Costs over the Base Operating Costs. Nothing herein shall modify Tenant’s right in Section 4.2 to contest (or to request that Landlord contest) any real estate taxes assessed against the Lot or the Building.

d. Tenant shall have the right to install additional signs (no more than two in total as of the date of this First Amendment) on the exterior of the Building, subject to the terms and conditions of Section 6.1.20 of the Lease, and after obtaining Landlord’s prior written approval therefor, such approval not to be unreasonably withheld, conditioned or delayed. From and after July 1, 2021, and provided Tenant does not exercise its right to terminate this First Amendment with respect to the Third and Fourth Floors Ascend Premises, Tenant shall have the exclusive right for up to three (3) signs on the exterior of the Building, and Landlord, at no cost to Tenant, shall remove all other existing signage prior to July 1, 2021.

e. Section 5.1.5 of the Lease is hereby modified to delete the following text: “initially installed by Landlord (i.e. Tenant’s Work)”.

f. Section 6.1.15 of the Lease is hereby modified to remove in its entirety the second textual paragraph thereof (relating to, among other things, the requirement that Alterations be performed by GCCI, and all other provisions relating to GCCI shall similarly be deemed deleted). Tenant may choose its own contractor to perform any Alteration, subject the contractor being approved by Landlord, and Landlord’s consent may not be unreasonably withheld, conditioned, or delayed. Section 6.1.15 of the Lease is further modified to increase the threshold for Alterations requiring Landlord consent to $250,000.00. Landlord shall respond promptly to requests by Tenant for approval of plans for Alterations; provided, however, if (i) Landlord fails to respond to Tenant’s written request for approval of Alterations within ten (10) business days after receipt of such request, and (ii) Landlord further fails to respond to Tenant’s second written request for approval within five (5) business days after receipt of such second request, then Tenant’s requested Alterations shall be deemed approved.

g. Section 7.1 of the Lease is hereby modified to remove in its entirety the following language:

“In case during the Term any substantial part of the Premises, or all or any substantial part of the Building, or any one or more of them, are, in the reasonable judgment of Landlord’s architect, damaged materially by fire or any other cause, or by action of public or other authority in consequence thereof or are taken by eminent domain, this Lease shall terminate at Landlord’s election,”

And to replace it with the following language:

“In case during the Term thirty percent (30%) or more of the rentable square footage of the Premises, or thirty percent (30%) or more of the Building, are damaged by fire or any other cause, or by action of public or other authority in consequence thereof or are taken by eminent domain, and in the event Landlord is unable to restore such damaged portion of the Building within two hundred seventy (270) days from the date of the casualty, this Lease shall terminate at either Landlord’s or Tenant’s election,”

h. Section 7.1 of the Lease is hereby further modified by adding the following text immediately after the phrase “Landlord shall use due diligence to put the Premises and/or the Building”:

“(including, without limitation, any of Tenant’s leasehold improvements)”

i. Section 7.3(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“7.3(a) Landlord shall not be required to repair or replace any of Tenant’s business machinery, equipment, furniture, personal property.”

j. Section 10.14 of the Lease is hereby deleted in its entirety.

k. Exhibit C is hereby deleted in its entirety.

l. Exhibit I is hereby deleted in its entirety.

m. Exhibit G of the Lease is hereby deleted in its entirety and replaced by an Amended and Restated Notice of Lease in the form attached hereto as Exhibit G.

n. Exhibit J of the Lease shall be is hereby deleted in its entirety and replaced by Exhibit J attached hereto and made a part hereof.

o. Exhibit L is hereby deleted in its entirety.

13. Cafeteria. Tenant shall have the right, after not less than ninety (90) days prior written notice to Landlord, to elect to cause Landlord to terminate the contract of the then-current cafeteria operator and enter into a contract with an operator selected by Tenant, such operator to be comparable to that of other operators in comparable buildings in the Building’s market and, subject to obtaining Landlord’s prior written approval, such approval not to be unreasonably withheld, Tenant shall be responsible for paying any required subsidies and start-up expenses to the replacement operator. If Tenant’s request for termination is delivered on or prior to December 31, 2017, Landlord shall bear the cost of any termination payment to the then-current operator, and if such notice is provided after December 31, 2017, Tenant shall reimburse Landlord for all such termination payments as Additional Rent.

14. Lobby and Fitness Center. From and after the Third and Fourth Floors Ascend Premises Commencement Date, Tenant shall have the right (“Fitness Center Right”) to control the fitness center in the Building. If Tenant exercises the Fitness Center Right, Tenant shall be obligated to operate and maintain such fitness center. From and after the Third and Fourth Floors Ascend Premises Commencement Date, Tenant shall also have the right (“Lobby Conversion Right”) to convert the Building’s lobby (which contains approximately 2,033 rentable square feet) into usable office space, provided Tenant obtains Landlord’s prior written approval of any alterations thereto pursuant to the provisions of Section 6.1.15 of the Lease. Should Tenant exercise the Lobby Conversion Right, the square footage of such space shall be added to the Premises and Tenant shall pay Fixed Rent and all additional rent thereon at the same rates and on the same terms as Fixed Rent and additional rent are payable for the Premises, with a proportionate amount of tenant improvements estimated to be $30.00/SF, such pro-ration to be calculated on a straight-line basis from January 1, 2022 through the Lease Expiration Date. A commission of $2,439.60 per year of remaining term will be paid by Landlord to Avison Young (“Broker”), if Tenant exercises the Lobby Conversion Right; provided, however, that such commission shall be pro-rated for any partial year.

15. Cleaning. On or after the Third and Fourth Floors Ascend Premises Commencement Date, if Tenant is not reasonably satisfied with the cleaning services provided to the Premises, and Landlord fails to remedy the facts or conditions resulting in Tenant’s reasonable dissatisfaction within one hundred twenty (120) days following written notice from Tenant specifying the respects in which Tenant is dissatisfied, Tenant shall have the right after not less than ninety (90) days prior written notice to Landlord, to elect to take over responsibility for cleaning the Premises, in which event Landlord shall, at Tenant’s election, terminate the contract of the cleaning service. Tenant shall thereafter be responsible at its sole cost and expense for cleaning the Premises (and any cleaning supplies relating thereto) and shall be entitled to reduce Tenant’s payment of Operating Costs by the amount of cleaning expenses per rentable square foot included in the 2017 calendar year; provided, however, that any new cleaning contractor must be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

16. Generator.

a. Building Generator. Tenant is currently using and maintaining the generator that is on the roof of the Building pursuant to Landlord’s prime lease with EarthLink and the EarthLink Sublease. Landlord agrees that Tenant’s use of such generator shall continue during its lease term herein with Landlord, subject to the maintenance and repair conditions set forth in this Section. 16. Tenant shall have no obligation to remove the EarthLink generator as of the Lease Expiration Date.

b. Right to Install. Tenant shall have the right, at Tenant’s expense and for its own use, to purchase, install, maintain and operate at the Building an emergency power generator (the “Generator”) and a fuel tank (the “Tank”) for the Generator. The location of the Generator shall be determined by Landlord, in its sole but reasonable discretion. Tenant shall deliver to Landlord detailed plans and specifications for the Generator and the Tank and a copy of Tenant’s contract for installing the Generator and the Tank, which plans and specifications and contract and the location of the Generator and Tank shall be subject to Landlord’s reasonable approval. If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant’s expense, that an engineering or other report be prepared prior to Landlord’s approval of the proposed Generator and Tank.

c. Costs. Tenant shall pay all costs of purchase (no part of which shall be paid from the Tenant Allowance), design, installation, operation, utilization, replacement, maintenance and removal (including any damage to the Building) of the Generator and the Tank.

d. Other Parties’ Rights. Tenant covenants that it will not use its Generator or the Tank in a manner that will unreasonably interfere with Landlord’s use of the Building, and, prior to July 1, 2021, with any existing tenant’s use of the Building.

e. Permits. Tenant shall be responsible for procuring all licenses and permits required for the installation, use or operation of the Generator and the Tank, and Landlord makes no representations or warranties regarding the permissibility or the permitability of the Generator and the Tank under applicable laws.

f. Removal. Upon the expiration or earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove the Generator and related wiring and other equipment associated therewith and shall repair any damage to the Building caused by such removal.

g. Insurance. Tenant shall insure the Generator under such policies, with such insurers, in such amounts and upon such terms as Landlord shall reasonably require. Tenant shall pay Landlord within thirty (30) days after demand by Landlord any increase(s) in Landlord’s insurance premium(s) attributable to the Tenant’s Generator.

h. Maintenance. Tenant shall maintain the Generator and any related equipment in a clean and safe manner throughout the Term of the Lease. In addition, all repairs to the Building and/or the Project made necessary by reason of the installation, maintenance and operation of the Generator shall be Tenant’s expense.

i. Additional Provisions. Prior to July 1, 2021, any operation of the Generator for testing or upkeep purposes shall be conducted only at times not falling within the normal hours of operation of the Building. Tenant shall immediately take all actions necessary to properly remediate any spillage or leak of fuel from the Generator, and shall promptly furnish Landlord with a copy of any notice received from any governmental authority relating to any claimed spillage or leak of fuel.

j. Indemnification. Tenant’s indemnification obligations set forth in the Lease with regard to the Premises shall also apply to the Generator.

17. Confidentiality. Each of Landlord and Tenant acknowledges that the content of the Lease, this First Amendment, and any related documents are confidential information. Each of Landlord and Tenant shall keep such confidential information strictly confidential, and shall not disclose such confidential information to any person or entity other than any employee or agent who has a need to know and except as disclosed in accordance with any regulatory disclosure requirements and as may be disclosed by Tenant in its Securities and Exchange Commission filings. Each of Landlord and Tenant shall make commercially reasonable efforts to require any of its agents or brokers involved in this transaction to maintain such confidentiality. Any press release pertaining to this Lease that either of Landlord or Tenant desires to make must be approved in advance by the other party in order to ensure that it discloses only information comparable to the other party’s own press releases.

18. Brokers. Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any broker or agent in connection with the negotiation or execution of this First Amendment other than Broker, Tenant’s agent, and each party agrees to indemnify the other against all costs, expenses, attorneys’ fees or other liability for commissions or other compensation or charges claimed by any other broker or agent claiming the same by, through or under such other party. All leasing commissions payable to Broker as a result of this First Amendment shall be paid by Landlord pursuant to a separate agreement.

19. Tenant Self-Help Rights.

a. In no event shall Landlord be in default unless notice thereof has been given to Landlord and all mortgagees of which Tenant has notice specifying the manner in which Landlord has failed to perform any obligations under the Lease and Landlord (or any such mortgagee at its sole discretion) fails to perform within 30 days (provided, however, that such 30 day period shall be reasonably extended if such performance reasonably requires more than thirty (30) days and begins within such period and thereafter is diligently pursued, or if such mortgagee notifies Tenant within such period that it intends to cure on behalf of Landlord and thereafter begins and diligently pursues curing with reasonable promptness). Notwithstanding the foregoing, Tenant shall be entitled to perform “emergency” work solely within the Premises and which does not affect any other tenants or premises within the Building, after Tenant has notified Landlord that it intends to do such work under this section and Landlord has failed to respond within one (1) business day after receipt of such notice. For purposes of this Section, “emergency” shall mean work required to prevent imminent danger of bodily injury to Tenant, its employees or invitees or of material physical damage to Tenant’s equipment;

b. In the event of Landlord’s default after the notice and cure period as aforesaid, Tenant shall have the option (at Tenant’s sole discretion), subject to the conditions set forth below, of remedying such Landlord default and, in connection therewith, all reasonable third party out-of-pocket sums not in excess of market rates expended by Tenant directly in connection therewith shall be paid by Landlord to Tenant within thirty (30) days of written demand; and if Landlord fails to timely pay the same to Tenant, Tenant may offset such amount from subsequent installments of Monthly Fixed Rent that thereafter may become due and payable by Tenant to Landlord hereunder; provided however, that:

(i) in no event shall Tenant be entitled to do any work outside the Premises, or any work that affects any other premises, including without limitation any building systems;

(ii) in no event shall Tenant be entitled to do any work which might compromise or void any warranty held by Landlord; and

(iii) any offset by Tenant shall (i) be accompanied by all invoices and underlying contracts for the third party work; and (ii) not exceed in any one instance twenty-five percent (25%) of the Monthly Fixed Rent (to the effect that if an allowable offset equals one installment of Monthly Fixed Rent, the offset shall be accomplished over four (4) months).

c. Tenant’s offset rights in Section 18.b. shall also apply to costs incurred by Tenant in performing any emergency work.

20. Consequential Damages.

Except as set forth in Section 6.1.16 of the Lease, in no event shall Tenant be liable to Landlord for any indirect, consequential, special, exemplary, incidental or punitive damages arising from or relating to this Lease.

21. Defined Terms. Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

22. Headings. Headings contained in this First Amendment are for convenience only and are not substantive to the provisions of this First Amendment.

23. Landlord Representations. Landlord represents and warrants to Tenant that, to its actual knowledge:

a. the Building, the Existing Premises, and each Expansion Premises are in material compliance with all applicable zoning, land use and environmental laws and agreements;

b. Landlord holds fee simple title to the Lot, subject to no mortgage other than Western National Life Insurance Company, and holds the landlord interest under the Lease and under the leases with Ascend and EarthLink;

c. Landlord has full power and authority to enter into this First Amendment and has obtained all consents and taken all actions necessary in connection therewith;

d. no other party has any possessory right to the Existing Premises or will have any possessory right to any Expansion Premises on the applicable Commencement Date, and no other party has claimed the same such a right; and

e. All structural elements of the Building, HVAC, mechanical, electrical, lighting, plumbing and life safety systems serving the Existing Premises are in good working order.

24. Counterparts. This First Amendment may be executed by counterparts, each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one contract. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by electronic mail in so-called “PDF” format shall be legal and binding and shall have the same full force and effect as if an original of this First Amendment had been delivered. Landlord and Tenant (i) intend to be bound by the signatures on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this First Amendment based on the foregoing forms of signature.

25. Lease Terms Ratified. Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed and shall apply to each Expansion Premises and the extended Term. Tenant certifies to Landlord that the Lease is in full force and effect, that Landlord is not in default or breach of any of Landlord’s obligations under the Lease, and that Tenant is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, would constitute a default by Landlord under the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first above written.

DEMANDWARE, INC.

By:	/s/ Timothy M. Adams
Name:	Timothy M. Adams
Title:	Treasurer

PIEDMONT 5 WALL STREET BURLINGTON, LLC,
a Delaware limited liability company

By:	Piedmont Operating Partnership, LP, a Delaware limited partnership, its sole member

By:	Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole General Partner

By:	/s/ Robert E. Bowers
Name:	Robert E. Bowers
Title:	Executive Vice President

JOINDER

The undersigned, Piedmont 5 & 15 Wayside, LLC, represents that it is an affiliate of the Landlord and is the owner of 5 and 15 Wayside Road, Burlington, Massachusetts. The undersigned hereby joins in the execution of this First Amendment to acknowledge its obligations and Tenant’s rights under Section 8 of this First Amendment.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the day and year first above written.

PIEDMONT 5 & 15 WAYSIDE, LLC,
a Delaware limited liability company

By:	Piedmont Operating Partnership, LP, a Delaware limited partnership, its sole member

By:	Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole General Partner

By:	/s/ Robert E. Bowers
Name:	Robert E. Bowers
Title:	Executive Vice President

EXHIBIT A

ASCEND EXPANSION PREMISES

Exhibit A
4th Floor Spaces

Ascend Expansion Premises
Ascend Sublease Premises
Retain existing IT room, relocate door
Additional exit required
Ascend Learning retained space
Ascend Expansion Premises

A-1

EXHIBIT B

THIRD and FOURTH FLOOR ASCEND PREMISES

Premises
Premises
Premises
Premises
Fourth Floor Plan

Premises
Premises
Premises
Third Floor Plan

Total Premises: 74,639 R.S.F.
(SHOWN SHADED LIGHT BLUE)

DEVELOPMENT & CONSTRUCTION BY
THE GUTIERREZ COMPANY
ONE WALL STREET
BURLINGTON, MASSACHUSETTS 01803

Tenant's Premises
5 Wall Street - 3rd & 4th Floor Plan
Burlington Office Park
Date: 3/18/11

Exhibit A

B-1

EXHIBIT C

Superior ROFO Rights

Microsoft Mobile, Inc.

Nuance Communications, Inc.

Sybase, Inc.

C-1

EXHIBIT D

Letter of Credit Breakdown

Exhibit D

Landlord's Projected Costs

Capital Outlay Per Year	2016	2017	2018	2019	2020	2021	Total
Tenant Allowance	$909,040	$630,920	$0.00	$1,509,900	$0.00	$248,878	$3,298,738
Brokerage commissions	$1,368,128	$0	$0.00	$441,646	$0.00	$251,778	$2,061,552
Ascend Termination Fee	$1,150,000	$0.00	$0.00	$0.00	$0.00	$0.00	$1,150,000
Total	$3,427,168	$630,920	$0	$1,951,546	$0	$500,656	$6,510,290

Letter of Credit Coverage (75%)	$2,570,376	$473,190	$0	$1,463,660	$0	$375,492
Aggregate LOC	$2,570,376	$3,043,566	$3,043,566	$4,507,226	$4,507,226	$4,882,718

D-1

EXHIBIT E

Building Parking Lots

E-1

EXHIBIT G

AMENDED AND RESTATED NOTICE OF LEASE

In accordance with the provisions of Massachusetts General Laws (Ter. Ed.) Chapter 183, Section 4, as amended, notice is hereby given of a certain lease (as amended, the “Lease”) dated as of May 28, 2010 by and between Piedmont Office Realty Trust, as successor in interest to Burlington Office Park V Limited Partnership (hereinafter referred to as “Landlord”) and Demandware, Inc., a Massachusetts corporation (hereinafter referred to as “Tenant”).

WITNESSETH:

1.	The address of the Landlord is Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, GA 30097, Attn: Asset Manager – East.

2.	The address of the Tenant is Five Wall Street, Burlington, Massachusetts 01803.

3.	The Lease was executed on May 28, 2010, and amended by that certain First Amendment to Lease dated as of , 2016.

4.	The Term of the Lease began on January 1, 2011 and ends on July 31, 2029, subject to Tenant’s early termination rights set forth in the Lease.

5.	Subject to the provisions of the Lease, the Tenant has the option to extend the Term of the Lease for one (1) additional ten (10) year period.

6.	The demised premises is currently 31,546 rentable square feet (and shall increase periodically pursuant to the terms of the Lease to eventually include the entire Building) within a six-story building containing approximately 181,680 rentable square feet located at Five Wall Street, Burlington, Massachusetts 01803 (the “Building”), and the areas of which are the subject of all appurtenant rights and easements set forth in Section 2.1 of the Lease.

7.	The lot upon which the Building is located is described in Exhibit “A” attached hereto.

This Notice of Lease has been executed merely to give notice of the Lease, and all of the terms, conditions and covenants of which are incorporated herein by reference. The parties hereto do not intend this Notice of Lease to modify or amend the terms, conditions and covenants of the Lease which are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereby have duly executed Amended and Restated Notice of Lease, as of the          day of                , 2016.

Landlord:

PIEDMONT 5 WALL STREET BURLINGTON, LLC, a Delaware limited liability company

By:	Piedmont Operating Partnership, LP, a Delaware limited partnership, its sole member

By:	Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole General Partner

By:
Name:
Title:

STATE OF GEORGIA

        COUNTY

On this    day of May, 2016, before me, the undersigned notary public, personally appeared Carrol A. “Bo” Reddic, IV, Executive Vice President of Piedmont Office Realty Trust, the sole general partner of Piedmont Operating Partnership, LP, the sole member of Piedmont 5 Wall Street Burlington, LLC, proved to me through satisfactory evidence of identification, which was personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public

Tenant:

DEMANDWARE, INC.

By:
Name:
Title:

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

        COUNTY

On this    day of May, 2016, before me, the undersigned notary public, personally appeared                    , , the                    of Demandware, Inc., proved to me through satisfactory evidence of identification, which was (a) photographic identification with signature issued by a federal or state governmental agency, (b) oath or affirmation of a credible witness, or (c) personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public

COMMONWEALTH OF MASSACHUSETTS

        COUNTY

On this    day of May, 2016, before me, the undersigned notary public, personally appeared                    , , the                    of Demandware, Inc., proved to me through satisfactory evidence of identification, which was (a) photographic identification with signature issued by a federal or state governmental agency, (b) oath or affirmation of a credible witness, or (c) personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public

EXHIBIT “A” TO EXHIBIT “G”

Lot A shown on a plan entitled “Subdivision Plan of Land in Burlington, Massachusetts”, prepared for The Gutierrez Company by Vanasse Hangen Brustlin, Inc., Scale I” = 80 feet, dated November 16, 2001, revised January 29, 2002 and recorded with said Deeds, as Plan No. 650 of 2002. A portion of Lot A is registered land, being Lots 6 and 7 shown on Land Court Plan 34820B.